Exhibit 99.1

TEXAS PACIFIC LAND TRUST ANNOUNCES SECOND QUARTER 2020 RESULTS
DALLAS, TX (July 30, 2020) – Texas Pacific Land Trust (NYSE: TPL) today announced financial and operating results for the second quarter ended June 30, 2020.
Results for the second quarter of 2020:
•Net income of $27.6 million, or $3.56 per Sub-share Certificate, for the second quarter ended June 30, 2020 compared with $49.6 million, or $6.39 per Sub-share Certificate, for the second quarter ended June 30, 2019.

•Revenues of $54.6 million for the second quarter ended June 30, 2020, compared with $87.3 million for the second quarter ended June 30, 2019.

•Decreases of 48.3% in oil and gas royalty revenue and 58.8% in water sales and royalty revenue, partially offset by an increase of 10.8% in easements and other surface-related income for the second quarter ended June 30, 2020 compared with the second quarter ended June 30, 2019.
•EBITDA of $38.6 million for the second quarter ended June 30, 2020, compared with $64.3 million for the second quarter ended June 30, 2019.

Results for the six months ended June 30, 2020:

•Net income of $85.0 million, or $10.96 per Sub-share Certificate, for the six months ended June 30, 2020 compared with $189.6 million (which included a $100 million land sale), or $24.44 per Sub-share Certificate, for the six months ended June 30, 2019.

•Revenues of $151.2 million for the six months ended June 30, 2020, compared with $278.6 million for the six months ended June 30, 2019 (which included a $100 million land sale).

•Decreases of 13.7% in oil and gas royalty revenue, 18.5% in water sales and royalty revenue and 5.0% in easements and other surface-related income for the six months ended June 30, 2020 compared with the six months ended June 30, 2019.
•EBITDA of $113.3 million for the six months ended June 30, 2020, compared with $241.1 million for the six months ended June 30, 2019 (which included a $100 million land sale).

“Despite continued record low oil prices and COVID-19’s persistent effects on the oil & gas industry, the Trust continues to generate positive operating results and believes it is well positioned to navigate continued challenges in the industry driven by COVID-19 in the second half of 2020,” said Tyler Glover, Chief Executive Officer of the Trust. “While uncertainties stemming from the pandemic are expected to remain, our top priorities continue to be the health and safety of our employees and maintaining our capital resource allocation discipline through this downturn while focusing on liquidity and cash preservation.”

Further details for the second quarter of 2020:
The Trust reported net income of $27.6 million for the second quarter ended June 30, 2020, a decrease of 44.4% compared to net income of $49.6 million for the second quarter ended June 30, 2019.

Oil and gas royalty revenue was $20.5 million for the second quarter ended June 30, 2020, compared with $39.6 million for the second quarter ended June 30, 2019, a decrease of 48.3%. Prices received for crude oil and gas production decreased 54.0% and 53.7%, respectively, in the second quarter ended June 30, 2020 compared to the same period of 2019. The decrease in prices received was partially offset by increased crude oil and gas production subject to the Trust’s royalty interests, which increased 10.6% and 49.6%, respectively, in the second quarter ended June 30, 2020 compared to the second quarter ended June 30, 2019.

Easements and other surface-related income was $24.8 million for the second quarter ended June 30, 2020, an increase of 10.8% compared with the second quarter ended June 30, 2019 when easements and other surface-related income was $22.4 million. The increase in easements and other surface-related income was largely driven by an increase of $3.6 million in commercial lease revenue (largely due to an increase in saltwater disposal royalties) partially offset by a decrease of $1.2 million in pipeline easement income for the second quarter ended June 30, 2020 compared to the same period of 2019.

Water sales and royalty revenue was $8.4 million for the second quarter ended June 30, 2020, a decrease of 58.8% compared with the second quarter ended June 30, 2019 when water sales and royalty revenue was $20.4 million. This decrease was principally due to a 48.0% decrease in the number of barrels of sourced and treated water sold and a $2.9 million decrease in water royalties in the second quarter of 2020 compared to the same period in 2019.

Further details for the six months ended June 30, 2020:

The Trust reported net income of $85.0 million for the six months ended June 30, 2020, a decrease of 55.2% compared to net income of $189.6 million for the six months ended June 30, 2019, which included a $100 million land sale. Excluding the impact of the 2019 land sale (net of income tax), net income for the six months ended June 30, 2019 was $110.6 million.

Oil and gas royalty revenue was $62.9 million for the six months ended June 30, 2020, compared with $72.9 million for the six months ended June 30, 2019, a decrease of 13.7%. Prices received for crude oil and gas production decreased 19.9% and 34.2%, respectively, in the six months ended June 30, 2020 compared to the same period of 2019. The decrease in prices received was partially offset by increased crude oil and gas production subject to the Trust’s royalty interests, which increased 10.9% and 30.1%, respectively, in the six months ended June 30, 2020 compared to the same period of 2019.

Easements and other surface-related income was $51.0 million for the six months ended June 30, 2020, a decrease of 5.0% compared with the six months ended June 30, 2019 when easements and other surface-related income was $53.7 million. The decrease in easements and other surface-related income was largely driven by a decrease of $9.6 million in pipeline easement income partially offset by an increase of $6.1 million in commercial lease revenue (largely due to an increase in saltwater disposal royalties) for the six months ended June 30, 2020 compared to the same period of 2019.

Water sales and royalty revenue was $35.4 million for the six months ended June 30, 2020, a decrease of 18.5% compared with the six months ended June 30, 2019 when water sales and royalty revenue was $43.4 million. This decrease was principally due to a $5.1 million decrease in water royalties for the six months ended June 30, 2020 compared to the same period in 2019.

The Trust recognized land sales revenue of $1.7 million for the six months ended June 30, 2020 and $108.4 million for the comparable period of 2019. Land sales revenue for the six months ended June 30, 2019, included a $100 million land sale consummated in January 2019.

COVID-19 Pandemic and Market Conditions Update

The uncertainty surrounding the severity and duration of the COVID-19 pandemic, as well as dramatic declines in crude oil prices due in part to the global spread of COVID-19, continued to cause volatility in the global financial markets during the second quarter of 2020. Significant mitigation measures, such as shelter-in place orders, travel bans and restrictions, among other things, established to reduce the global, state and local spread of COVID-19, have further affected the supply and demand for crude oil.

These events have negatively affected, and are expected to continue to negatively affect, the Trust’s business and results of operations. Should oil and gas wells be shut in, production be curtailed or the owners and operators of the oil and gas wells to which the Trust’s royalty interests relate decrease investment in response to lower commodity prices and conservation of capital, we would expect the Trust’s royalty income and demand for our water services to decline.

Given the dynamic nature of these events, we cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, or the extent of the impact they will have on the Trust’s business or results of operations and financial condition.

Conversion of the Trust

As previously announced on March 23, 2020, our Trustees approved a plan to reorganize the Trust from its current structure to a corporation formed under the laws of the State of Delaware. We continue to progress towards the conversion. On June 15, 2020, the Trust announced the new corporation will be named Texas Pacific Land Corporation (“TPL Corp”) and the persons selected to serve as directors on the Board of Directors of TPL Corp. Additionally, a draft registration statement on Form 10 has been submitted to the Securities and Exchange Commission for review, on a non-public basis. It is currently anticipated that the corporate reorganization will be effective by the end of the third quarter of 2020, barring any unforeseen impacts of the COVID-19 pandemic or other developments, which could potentially extend this timeframe.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner. Texas Pacific Land Trust is not a REIT.

Forward-Looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the severity and duration of the COVID-19 pandemic and related economic repercussions, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, the proposed reorganization of the Trust into a corporation, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Oil and gas royalties	$20,513	$39,641	$62,873	$72,854
Easements and other surface-related income	24,767	22,357	51,034	53,724
Water sales and royalties	8,419	20,430	35,386	43,413
Land sales	787	4,774	1,687	108,399
Other operating revenue	82	108	182	244
Total revenues	54,568	87,310	151,162	278,634

Expenses:
Salaries and related employee expenses	8,937	7,741	19,557	14,205
Water service-related expenses	2,165	5,723	8,945	10,301
General and administrative expenses	2,448	2,095	5,407	4,237
Legal and professional fees	2,610	7,858	4,968	9,641
Depreciation, depletion and amortization	3,678	1,451	7,013	2,655
Total operating expenses	19,838	24,868	45,890	41,039

Operating income	34,730	62,442	105,272	237,595

Other income	193	437	1,019	830
Income before income taxes	34,923	62,879	106,291	238,425
Income tax expense (benefit):
Current	7,985	19,018	22,007	33,566
Deferred	(645)	(5,725)	(700)	15,275
Total income tax expense	7,340	13,293	21,307	48,841
Net income	$27,583	$49,586	$84,984	$189,584

Net income per Sub-share Certificate - basic and diluted	$3.56	$6.39	$10.96	$24.44

Weighted average number of Sub-share Certificates outstanding	7,756,156	7,756,156	7,756,156	7,757,199

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended June 30,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$20,513	37%	$39,641	46%
Easements and other surface-related income	11,499	21%	14,165	16%
Land sales and other operating revenue	869	2%	4,882	6%
	32,881	60%	58,688	68%
Water services and operations:
Water sales and royalties	8,419	16%	20,430	23%
Easements and other surface-related income	13,268	24%	8,192	9%
	21,687	40%	28,622	32%
Total consolidated revenues	$54,568	100%	$87,310	100%

Net income:
Land and resource management	$18,721	68%	$37,194	75%
Water services and operations	8,862	32%	12,392	25%
Total consolidated net income	$27,583	100%	$49,586	100%

	Six Months Ended June 30,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$62,873	42%	$72,854	25%
Easements and other surface-related income	24,797	16%	37,650	14%
Land sales and other operating revenue	1,869	1%	108,643	39%
	89,539	59%	219,147	78%
Water services and operations:
Water sales and royalties	35,386	24%	43,413	16%
Easements and other surface-related income	26,237	17%	16,074	6%
	61,623	41%	59,487	22%
Total consolidated revenues	$151,162	100%	$278,634	100%

Net income:
Land and resource management	$57,839	68%	$160,311	85%
Water services and operations	27,145	32%	29,273	15%
Total consolidated net income	$84,984	100%	$189,584	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the Securities and Exchange Commission (“SEC”), our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We have presented EBITDA because we believe that it is a useful supplement to net income as an indicator of operating performance.

The following table presents a reconciliation of net income to EBITDA for the three and six months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$27,583	$49,586	$84,984	$189,584
Add:
Income tax expense	7,340	13,293	21,307	48,841
Depreciation, depletion and amortization	3,678	1,451	7,013	2,655
EBITDA	$38,601	$64,330	$113,304	$241,080

Contact:

Chris Steddum
Vice President, Finance and Investor Relations
(214) 969-5530